Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-165106) on Form S-8 of our report dated June 24, 2010, except for the adoption of Accounting Standards Update 2010-25, as to which the date is June 22, 2011 with respect to the statement of net assets available for benefits as of December 31, 2009, appearing in the Annual Report on Form 11-K of PepsiAmericas, Inc. Hourly 401(k) Plan for the year ended December 31, 2010.

/s/ PLANTE & MORAN, PLLC

Elgin, Illinois
June 22, 2011